4:

Pursuant to a Board approved vote on July 20, 2006, Fidelity Charles Street Trust commenced a new series of classes. Fidelity Asset Manager 20%, Fidelity Asset Manager 50%, and Fidelity Asset Manager 85% all launced (Class A, Class, T, Class, B, Class C and Institutional Class) on October 2, 2006.

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